Exhibit (d) 5.4

LETTER AGREEMENT

Russell Fund Services Company

P.O. Box 1591

Tacoma, WA 98401-1591

Re:	Amended and Restated Administrative Agreement

This Letter Agreement relates to the Amended and Restated Administrative Agreement between Russell Investment Company (“RIC”) and Russell Fund Services Company (“RFSC”) dated January 1, 2008 (the “Administrative Agreement”). RIC advises you that it is creating two new funds to be named the Russell Global Infrastructure Fund and Russell Global Bond Fund (the “New Funds”) and that New Funds desires RFSC to provide administrative services to it pursuant to the terms and conditions of the Administrative Agreement. Section 6A of the Administrative Agreement is hereby amended to include the New Funds, each with an annual administrative fee of 0.05% of average daily net assets, payable as set forth in that Section.

Please indicate your acceptance to act as Administrator to the New Funds by executing this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:	/s/ Mark E. Swanson
Mark E. Swanson
Treasurer

Accepted this 23rd day of March 2010.

RUSSELL FUND SERVICES COMPANY

By:	/s/ Sandra Cavanaugh
Sandra Cavanaugh
President